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                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "AGREEMENT") is made effective as of July 31st, 2000 , by and between MULTIMEDIA K.I.D INC , a Delaware Corporation (the "COMPANY"), and Clifford DeGroot ("the "EMPLOYEE").

                                   WITNESSETH

WHEREAS: The employee is experienced in filling the position of a Chief Financial Officer of a publicly traded company ("CFO"), and

WHEREAS: The Employee declares that he has the ability and know-how required in order to satisfactorily serve as the company's CFO,

WHEREAS: The company wishes to employ the employee in the capacity of CFO, and the Employee wishes to be employed by the company in that capacity, and

WHEREAS the parties hereto desire to provide for the employment of the Employee by the Company on the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:


1.       EMPLOYMENT AND TERM

1.1. The Company hereby hires Employee, and the Employee hereby agrees to be hired by the Company, as the Company's CFO and/or such other management position(s) as the Board of Directors may determine, subject to the consent of Employee .

1.2. Subject to the terms and conditions herein contained, this agreement shall commence as of July 31st, 2000 (the "EFFECTIVE DATE"), and will continue for a period of one (1) year, unless and until terminated in accordance with Section 5 below (the "TERM").

1.3. During the term of this agreement, Employee will devote his full time and use his best efforts to the business of the Company.

1.4. Employee shall perform his duties hereunder primarily in the New-York metropolitan area, it being understood that Employee's duties hereunder may require travel. Employee shall not be required to relocate without his consent.

1.5. It is understood that employee would relocate from his current residence in Portland, Oregon. The Company shall pay all relocation expenses of employee and his family, up to a maximum of $ 17,000 (seventeen thousand Dollars), provided that the Employee provides the Company with suitable documentation of such relocation expenses.

2.       DUTIES

2.1. Employee shall perform his duties diligently, faithfully and to the best of his ability and in accordance with sound business practices. The Employee shall perform his duties pursuant to the direction and control of the Company's CEO and any other person designated by the CEO of the Company, and shall report to the CEO or any committee thereof as and when requested thereby.


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2.2.      The Employee shall devote all his business time and attention to his duties and responsibilities hereunder, subject to paid vacation and holidays as hereinafter set forth.

3.       COMPENSATION

3.1. The Employee shall receive a monthly salary of US $ 10,416 (ten thousand, four hundred and sixteen Dollars) .("The "Base Salary"), payable in accordance with the standard payroll practices of the Company.

4.     ADDITIONAL BENEFITS; VACATIONS

4.1. During the Term, the Employee shall be entitled to 21 vacation days per calendar year. The time in which the Employee shall use said vacation days shall be coordinated with the Company's CEO, consistent with the Employee's duties and responsibilities hereunder. Unused vacation days of any year may be carried over to the following years, provided that the Employee shall not be permitted to carry over more than 15 vacation days. If the number of vacation days carried forward from prior years plus the 15 vacation days with respect to such year would exceed 30 days, any Excess Vacation Days shall be deemed cancelled. Unused vacation days will be added to the Notice Period under this agreement.

4.2. Company-paid health, life, disability and/or dental insurance (all on such terms and with such insurers as the Company shall offer to its other executive officers); and

4.3. The Company will reimburse the Employee for reasonable business expenses incurred by the Employee in the performance of services for the Company hereunder, provided that the Employee provides the Company with suitable documentation of such business expenses.

4.4. The Company shall reimburse Employee for reasonable expenses incurred by Employee due to the use of the Employee's car, for the execution of employee's undertakings under this agreement, including gas and repairs.

5.     TERMINATION OF EMPLOYMENT

5.1. This Agreement may be terminated in accordance with the following provisions:

5.2. Each party may terminate this agreement, for any cause and/or reason, by giving the other party a thirty (30) days Prior Notice, in Writing, of said party's intention to terminate the agreement ("the Prior Notice"). The Prior Notice shall become effective , and the agreement shall terminate, on the end of the 30th day from the date the Prior Notice has been received by the other party. Without derogation from the above, if the company terminates this agreement, during the first 12 months commencing on the signing of this agreement ("THE FIRST YEAR"), for any reason other than disability or "Cause" as defined below, this agreement shall terminate at the end of the Prior Notice period, but the Company shall continue to pay employee, after such termination, the monthly salary to which the employee would have been entitled had termination not occurred, for the lesser of: (I) six (6) months after termination of this agreement, or (ii) until the end of the first year, provided that, in no event shall the Prior Notice given to Employee fall short of three (3) months, and in addition, the company shall provide for a minimum vesting of fifty (50%) percent of options granted under this agreement

5.3. If the Employee shall be unable to perform his duties hereunder by reason of Disability, the Company shall pay the Employee his Base Salary as then in effect until the last day of the

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          month during which the Company provided notice of the Disability to the Employee, at which time the Company shall have no further obligations hereunder to compensate the Employee pursuant to this Agreement, except as may be required by applicable law. The term "Disability" shall mean that the Employee shall be unable for a period of four (4) consecutive weeks or two (2) months in any twelve (12) month period, because of a physical or mental illness or condition, to substantially render the services required hereunder, with or without reasonable accommodation.

5.4. This Agreement may be terminated immediately, at the option of the Company for "Cause" (as hereinafter defined), effective as of the date on which the Company gives notice of termination to the Employee. The term "Cause" shall mean any of the following events:

     5.4.1. fraud, misappropriation or embezzlement of funds or property by the Employee involving the Company or an Affiliated Company;

     5.4.2. the conviction of the Employee in any jurisdiction for any crime which constitutes a felony, or for a crime which constitutes a misdemeanor that involves fraud or moral turpitude and that results in a material loss to the Company or an Affiliated Company, or their respective businesses or reputation;

     5.4.3. the Employee's willful misconduct in, or willful neglect of, the performance of his duties and responsibilities hereunder other than by reason of illness or disability, or the Employee's repeated willful violation of any reasonable specific written directions of the Company's CEO and/or Board , provided the Company gives written notice and 7 days to cure, and the Employee does not cure said violation during the 7 days period, or

     5.4.4. the Employee's material breach of the agreements and covenants relating to confidentiality and/or non-competition; or 5.4.5. "Affiliated Companies" shall mean all entities that are direct or indirect subsidiaries of the Company and all entities with which the Company has a significant joint venture.

5.5. If this Agreement is terminated by the Company for Cause, the Employee shall only be entitled to payment of Base Salary and continuation of benefits due, until the date the Notice for Cause has been given.

5.6. Unless this agreement will be terminated for cause, Employee shall continue working for the duration of the Prior Notice period.

5.7. Except as provided above, upon any termination of this Agreement, the Company shall have no obligations owing to the Employee, or any of his executors, heirs, personal representatives or assigns.

6.       CONFIDENTIAL INFORMATION:

The Employee covenants and agrees that:

6.1. During the Term of this agreement and thereafter, he will keep secret and retain in the strictest confidence all information about business and financial matters (including, without limitation, all ideas, materials, data, methods or plans developed, information relating to costs, profits, budgets and plans for future development, strategy, methods of operation and marketing concepts, information relating to the Company's or its' customers' financial affairs, accounts, customer lists, marketing plans, business or acquisitions strategies, pricing, ) of the Company and any Affiliated Companies, their respective employment policies and plans, and any other trade secrets and proprietary information relating to the Company, any Affiliated Companies or their respective operations, business and financial affairs, other than information which is otherwise generally available to the public other than as a result of a disclosure by the

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          Employee and other than information which was already known to the
          Employee prior to his relationship with the Company (collectively, the "Confidential Information"), and, for such time as the Company or any Affiliated Company is operating, not disclose any Confidential Information to anyone outside of the Company or an Affiliated Company, either during or after the term of his employment by the Company or an Affiliated Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's express prior written consent or
          (iii) as required by law or court order.

6.2. The Employee will surrender to the Company within ten (10) days after the termination of his employment hereunder, or at any time the Company may so request, all memoranda, notes, records, reports, lists and other documents containing, describing or relating to Confidential Information, together with all copies thereof, obtained by him or entrusted to him during the course of his employment by the Company or an Affiliated Company or otherwise in his possession at the time of such termination or request.

6.3. Employee acknowledges and agrees that the Company's Confidential Information is a valuable, special and unique asset of the Company which is extremely important in a highly competitive business such as the educational software and hardware area. Employee acknowledges that the disclosure of any Confidential Information may cause substantial injury and loss to the Company. Employee acknowledges that the Company retains a proprietary interest in its Confidential Information that persists beyond the termination of Employee's employment by the Company. Employee further acknowledges that the preservation and protection of the Confidential Information is an essential part of Employee's employment by and business relationship with the Company and that Employee has a duty of fidelity and trust to the Company in handling the Confidential Information.

6.4.      Employee shall not, during the term of this Agreement and for a two
          (2) year period thereafter, without the prior written consent of the Company in each instance or as otherwise may be required by law or legal process, disclose to anyone any Confidential Information of the Company, or utilize such Confidential information for Employee's own benefit, or for the benefit of any third party, until such time, if ever, as such Confidential Information becomes general public knowledge (unless caused by any act of Employee in violation of this Agreement), and all memoranda, records or other documents compiled by Employee or made available during the term of this Agreement pertaining to the business of the Company or any Confidential Information shall be the property of the Company and shall be delivered to the Company on the termination of Employee's employment or at any other time, immediately upon request by the Company.

6.5. Employee agrees and acknowledges that Employee's services hereunder are of a special, unique, extraordinary character, that Employee's employment with the Company places Employee in a position of confidence and trust and that Employee's services hereunder necessarily will require the disclosure to Employee of Confidential Information of the Company. Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Employee make the covenants contained herein and that Company is relying upon and is induced by the agreements made by Employee in this paragraph. Accordingly, Employee agrees that during the term of this Agreement and for a two (2) year period thereafter, Employee shall not, except on behalf of the Company, directly or indirectly, and regardless of the reason for the cessation of Employee's employment (i) attempt in any manner to persuade any third party to cease to do business, or to reduce the amount of business which any such party customarily has done or contemplates doing, with the Company, whether or not the relationship between the Company and such third party was originally established in whole or in part through Employee's efforts; or (ii) on Employee's own behalf or otherwise, hire, solicit, seek to hire, or offer employment to any person who is, during any such time period, an employee of or independent contractor with the Company, or in any other manner attempt, directly or indirectly, to influence, induce or encourage any such person to leave the employ of, or terminate or diminish such person's business relationship with, the Company. As used in this paragraph, the verb 'employ' shall include its variations, for example, retain or engage; and the "Company" shall include Multimedia K.I.D., Inc. and each of its direct or indirect subsidiaries.

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6.6.      The covenants of Employee set forth in this Section 6 are made in consideration of the payments made to Employee pursuant to this Agreement, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and such covenants have been made by Employee to induce the Company to enter into this Agreement.

7.       NON COMPETITION

7.1. The Employee covenants and agrees that during the Term and for 18 months after the termination of the Employee's employment hereunder for any reason whatsoever:

     7.1.1. he will not compete with the Company or any Affiliated Company by engaging in the development, marketing or sale of any product, service and/or technology which directly competes with the Company's or any Affiliated Company's products, services and/or technology with which the Employee was involved during the Term, or in any other activity that directly competes with the Company's or any Affiliated Company's products, services and/or technology with which the Employee was involved during the Term, including (without limitation) as an employee, owner, shareholder, director or officer of any entity which is engaged in any such development, marketing or sale or such other activity.

7.2. Nothing contained in this Section shall prohibit the Employee from owning as a passive investment not more than two (2%) percent of the outstanding amount of any class of stock or other securities of any Company or entity any of whose stock or other securities are publicly held and traded on a national securities exchange or on a recognized over-the-counter market.

8.       ENFORCEMENT.

8.1. It is agreed by the Employee that any breach or threatened breach by the Employee of any provision of Sections 6 or 7 hereof cannot be remedied solely by damages. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 6 or 7 hereof, the Company or any Affiliated Company shall be entitled to seek injunctive relief restraining the Employee and any business, firm, partnership, individual, Company or other entity participating in such breach or attempted breach. Nothing contained herein shall be constructed to prohibit the Company or any Affiliated Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including, without limitation, the recovery of damages.

8.2. The agreements of the parties contained in Section 6 are of a special, unique and extraordinary character; the obligations contained therein shall therefore be enforceable both at law and in equity, by injunction and otherwise; and the rights and remedies of the Company and the Employee hereunder with respect thereto shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof

9.       REPRESENTATIONS AND WARRANTIES.

9.1.     The Employee represents and warrants to the Company that:

9.2. The Employee has full power and authority to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by the Employee and constitutes the legal, valid and binding obligation of the Employee;

9.3. The execution and delivery of this Agreement by the Employee and his performance hereunder will not violate any provision of law and will not conflict with or result in a breach of any judgment, decree, order, writ, injunction, regulation, ordinance or other similar document or instrument of any court or governmental authority, and will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Employee is a party or by which he is bound; and


                                      -5-

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9.4.      The execution and delivery of this agreement by the Employee and his performance hereunder do not require the consent or approval or any other person or entity.

10.      OPTIONS

10.1. The Employee shall be granted options (the "Options") to acquire 150,000 shares of the company's Common Stock (the "Shares") at a per share price, in US Dollars, equal to the Company's common stock closing price on July 31st, 2000 , on the Nasdaq SmallCap market, under the company's existing Stock Option Plan (the "PLAN") or such plan as will be adopted by the company's Board of Directors .

10.2. These Options will vest and become exercisable with respect to 25% of the Shares upon the termination of the first 6 months of the commencing of this agreement, and with respect to each additional 25% of the Shares on the last day of each six months thereafter until the Options are fully vested and exercisable provided that no portion of the Options will vest after the date on which either party has given the other party Prior Notice under this agreement.

10.3. The exercise price for the Options shall be payable (and the agreement evidencing the Options shall specify that the exercise price shall be payable) by cash or check or by cashless exercise in accordance with the terms of the Plan. The Options shall expire ten (10) years from the grant date of vesting of any portion of the option (the "Expiration Date"), provided that upon termination of this Agreement, for whatever reason, the portion of the shares, under this agreement, which have not yet been vested, shall automatically expire, except that if the option is an incentive stock option, the option shall terminate ninety (90) days after termination of employment other than for "cause", or one (1) year of employment if termination is due to death or disability. The above shall not derogate, in any way, from the provisions of article 5.2 above.

10.4. The Employee shall pay to the Company or make provisions satisfactory to the Company for payment of any taxes required by law to be withheld by the Company in connection with the grant of the Options to or exercise of the Options by the Employee, and from the payment for, or the subsequent disposition of, the Shares covered thereby. The Employee hereby irrevocably authorizes the Company to deduct from any payment due to him from the Company any amount he owes to the Company under this Section . The Employee acknowledges that he shall also be responsible for taxes relating to the Options and the Shares which are imposed on, and which are the individual responsibility of, the Employee under applicable law.

10.5. Shares issued to the Employee upon exercise of the Options will be duly authorized, validly issued, fully paid and non-assessable. The Company's issuance of the Shares to the Employee will not violate any pre-emptive rights, rights of first refusal or other similar rights in favor of other persons.

10.6. . The Employee hereby waives any claim, demand or cause of action he may have against the Company, anyone acting on its behalf, in connection with the administration of the Plan, or any Taxation obligation which may arise, due to the granting of the Option and/or the vesting of the Option Shares and/or the exercise of any portion of the Option Shares.

10.7. The Employee acknowledges that he is fully familiar with the provisions of applicable law concerning the taxation of the Option and the holding or disposition of the Shares, and agrees that the Option and the issuance, holding and disposing of the Shares shall be treated for tax purposes in accordance with such provisions. The filing of all the necessary tax returns and reports and the payment of any taxes or other payments due in connection with the issuance of the Options or the issuance, holding or disposition of the Shares, as well as on account of any dividends or other benefits that may accrue to the Employee in connection with the Options or the Shares, will be the sole responsibility of and be borne exclusively by the Employee. The Company will be entitled to deduct any taxes due on account of the Option or the Shares from the Employee's salary or any other payments due to the Employee from the Company.

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10.8.     The Employee agrees to indemnify the Company for any taxes paid or other payments made by either the Company on account of the Employee or any actions taken or omitted from being taken by the Company in good faith hereunder, and waives any claim against the Company or the Trustee in connection with their action pursuant to this Agreement or applicable law.

10.9. The Option granted to the Employee is not and will not be considered part of his salary for the purpose of determining the social benefits to which the Employee is entitled.

10.10. The number of Shares subject to the Options and the exercise price per share will be subject to adjustment for stock splits, stock dividends and the like. The Company will provide the Employee with at least 20 days' prior written notice of any acquisition, liquidation or dissolution of the Company. Appropriate adjustment shall be made to the Options in the event of any reorganization or recapitalization of the Company.

11.      NOTICES

11.1. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, registered or certified mail (first class postage and fees prepaid, return receipt requested), telecopier or overnight courier guaranteeing next-day delivery, as follows:

     If to the Company, one copy to:

     Multimedia Kid  - Intelligence in Education Ltd
     23 Halutzat Hapardesanut Street
     Petah - Tikva, Israel
     Phone: (972) - 3- 930 73 02
     Fax -  (972) - 3- 934 17 25
     Attn: CEO

     With a copy to :

     Mr. Yitzhak Bachar
     Bachar - Presenti Law Offices
     17 Marmurek Street,
     Tel-Aviv, Israel
     Tel - (972) - 3 - 685 00 05
     Fax - (972) - 3- 685 40 92

     If to the Employee, one copy to:

     ----------------------


and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.


12.      ENTIRE AGREEMENT; AMENDMENT.

12.1. This Agreement constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof and supersedes all prior agreements between such parties with respect to the subject matter hereof. This Agreement may not be amended, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, change, modification or discharge is sought to be enforced.

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13.      ASSIGNABILITY.

13.1. This Agreement shall not be assignable by the Employee and any purported assignment hereof by the Employee shall be null and void. This Agreement shall be binding upon, and inure to the benefit of, the Employee and his heirs, executors, administrators and legal representatives, and the Company and its respective successors and assigns, provided that this Agreement may be assigned to only (a) a subsidiary of the Company or (b) an entity which acquires all or substantially all of the assets of the Company provided that, in the case of an assignment to an entity described in clause (a), such assignment does not result in adverse tax or other consequences to the Employee.

14.      SEVERABILITy.

14.1. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.      NO ASSIGNMENT

15.1. This Agreement is personal in nature and the obligations hereunder may not be assigned by the Company or by Employee without the prior written consent of the other party hereto; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets, or otherwise.

16.      GOVERNING LAW.

16.1. This agreement shall be governed exclusively by the law of the state of New-York, which shall be exclusively applied to any dispute arising out of this agreement, including but not limited to, its validity, enforcement, breach and termination. The competent Courts in the state of New-York shall have exclusive jurisdiction over any dispute arising under this agreement, including, but not limited to, dispute related to this agreement, it's validity, interpretation, breach and termination.

17.      COUNTERPARTS.

17.1. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

18.       Entire Agreement; Waivers and Amendments

18.1. This Agreement sets forth the entire agreement between the parties with respect to the terms and conditions of Employee's employment and any and all matters related thereto, and any and all prior agreements with respect to any thereof, whether oral or written, are superseded hereby. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions of this paragraph, may be waived or modified in whole or in part as against the Company or Employee, as the case may be, except by written instrument signed by an authorized officer of the Company or by Employee, as the case may be, expressly stating that it is intended to operate as a waiver or modification of this Agreement, and any such written waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

19.      CAPTIONS.

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19.1.     Captions and section headings included in this Agreement are for convenience only and shall not define or affect the meaning of any provisions of this Agreement.





IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





EMPLOYEE:



-------------------




COMPANY:




By: __________________________


Title:  ________________________


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